UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

215 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On October 28, 2004, Centillium Communications, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2004. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.05    Costs Associated with Exit or Disposal Activities.

On October 27, 2004, Centillium Communications, Inc. committed to a plan to effect job reductions under a plan described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." The plan, which includes a workforce reduction of approximately 70 personnel, is being implemented on October 28, 2004 and is expected to be effected primarily by the end of 2004 and completed in the first quarter of 2005. The costs associated with this plan of termination will result in expected restructuring charges related to employee severance costs in the amount of $1.5 million that will be recorded in the fourth quarter of 2004. Cash expenditures for separation costs should approximate the estimated charge.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated October 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Centillium Communications, Inc.

By:	/s/ J. Scott Kamsler

J. Scott Kamsler
Vice President and Chief Financial Officer

Dated: October 28, 2004

EXHIBIT INDEX
Exhibit Number	Description
Exhibit 99.1	Press Release dated October 28, 2004.